Exhibit T3A-12.2

MEMORANDUM OF ASSOCIATION

OF

TELECOMMUNICATIONS (BERMUDA & WEST INDIES) LIMITED

Deposited in the office of the Registrar General on the day of , 1958, in accordance with the provisions of section 1 (1) of The Telecommunications (Bermuda & West Indies) Company Act, 1958.

We, REID CONWAY MAYOR TROTT,

WILLIAM ROBERT KEMPE, whose names, addresses and nationalities are hereto subscribed, do hereby respectively agree to become shareholders in Telecommunications (Bermuda & West Indies) Limited and to take such number of shares therein as shall be allotted to us respectively by the provisional directors of the said Company out of the number of shares which shall be respectively subscribed for by us in accordance with the third section of the said Act, and to subscribe such calls as may be made on us respectively by the provisional directors in respect of the shares allotted to us respectively.

The minimum share capital of the said Company as fixed by the said Act is fifteen thousand pounds.

Names	Addresses	Nationalities
Reid Conway Mayor Trott	Southampton Parish, Bermuda.	British
William Robert Kempe	Reid House, Reid St., Hamilton, Bermuda.	British

Duly stamped in the amount of £37.10.0 being the stamp tax on the minimum share capital of fifteen thousand pounds.

Registrar General's Office

HAMILTON
BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF ASSOCIATION

THIS IS TO CERTIFY that a Memorandum of Association of TELECOMMUNICATIONS (BERMUDA & WEST INDIES) LIMITED was deposited in the Office of the Registrar General on the 14th day of August, 1968, in accordance with the provisions of "The Telecommunications (Bermuda & West Indies) Company Act, 1968".

IN WITNESS WHEREOF I have hereto set my hand this 15th day of August, 1968.

W. Scott
Asst. Registrar General